Exhibit 10.2


September 28, 2007

Mr. Mark Weinreb
9 Colgate Lane
Woodbury, NY  11797

Dear Mark:

This letter is being written to serve as an amendment to the employment agreement dated February 6, 2003 by and between you and NeoStem, Inc. (formerly Corniche Group Incorporated and Phase III Medical, Inc.) (the"Company"), as amended, pursuant to which you serve as the Company's President (the "Agreement").

On October 1, 2007, your Base Salary shall be increased to $210,000. The sole bonus to which you are entitled under the Agreement shall be a quarterly bonus of $7500 payable at the end of each quarterly period during the term commencing as of September 30, 2007. Any unused vacation to which you are entitled under the Agreement in any calendar year shall be forfeited without compensation. Further, in the event of any termination of the Agreement, any severance payments to which you are entitled under the Agreement shall equal the lesser of one year of your base salary or your base salary payable for the remainder of the term of the Agreement, in each case paid out in equal installments over a twelve (12) month period in accordance with the Company's payroll practices.

Except as provided in this letter agreement, the terms of the Agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.

By: /s/ Robin Smith
Name:  Robin Smith, Chairman and CEO

Accepted and Agreed:

/s/ Mark Weinreb
Mark Weinreb

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